(c)(6)

Materials Prepared for the Special Committee of the Board of Directors and the Board of Directors November 18, 2004 Banc of America Securities provides investment banking and securities products domestically and offshore. Other products and services, including products and services that may be referenced in the accompanying materials, may be provided through affiliates of Banc of America Securities. Banc of America Securities prohibits employees from offering a favorable research rating or specific price target or changing a rating or target to get a mandate and Banc of America Securities prohibits research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients. Copyright 2004 Banc of America Securities LLC. Banc of America Securities LLC, member NYSE/NASD/SIPC, is a subsidiary of Bank of America Corporation. PROJECT EAGLE

These materials are based solely on information contained in publicly available documents and certain other information provided by the management of EAGLE. Banc of America Securities LLC ("BAS") has had discussions with certain senior officers of EAGLE and members of the Special Committee of the Board of Directors of EAGLE, but does not assume responsibility for the accuracy, completeness or reasonableness of information provided to BAS in such discussions or otherwise and has not attempted independently to investigate or verify such publicly available information, projections, estimates, or other information provided to BAS and included herein or otherwise used. Projections included herein regarding EAGLE and SWAN were prepared by EAGLE management, other than 2004 estimates for SWAN, which were prepared by SWAN management. BAS, with your consent, has relied, without independent investigation, upon the accuracy, completeness and reasonableness of such publicly available information and upon the management of EAGLE with respect to such projections and other information provided to BAS. Projections and estimates involve elements of subjective judgment and analysis, and there can be no assurance that such projections or estimates will be attained. BAS independently has not attempted to investigate or to verify such publicly available information, or other information provided to BAS and included herein or otherwise used. BAS expresses no opinion as to such projections or estimates or the assumptions underlying them. These materials are being furnished and should be considered only in connection with the oral briefing being provided by BAS in connection herewith. The preparation of these materials was completed on November 17, 2004. These materials are intended for the benefit and use of the Special Committee of the Board of Directors and the Board of Directors of EAGLE and may not be reproduced, disseminated, quoted or referred to, in whole or in part, or used for any other purpose, without the prior written consent of BAS.

Table of Contents Transaction Overview SWAN Financial Summary Overview of EAGLE Pro Forma Valuation Summary Appendix

Transaction Overview

Transaction Overview / Implied Multiples - Pro Forma for EAGLE's Proposed Acquisition of SWAN Transaction Overview Source: Company filings and EAGLE management, other than 2004 estimates for SWAN, which were prepared by SWAN management. (a) Based on 101.9 million shares outstanding and 21.3 million options outstanding with weighted average exercise prices ranging from $3.04 to $16.50. (b) Balance sheet as of September 30, 2004. Pro forma for proposed acquisition of SWAN. Rents capitalized at 12.5%. Represents closing trading price as of October 15, 2004, last trading day prior to announcement of transaction with WIND. Represents average closing trading price of the 30 trading days prior to October 15, 2004, last trading day prior to announcement of transaction with WIND.

Transaction Overview Summary Terms of Merger Agreement Between EAGLE and WIND Executed on October 17, 2004

Transaction Overview Summary Terms of Merger Agreement Between EAGLE and SWAN - Draft Dated November 16, 2004

SWAN Financial Summary

SWAN Financial Summary Operating Assumptions - EAGLE Management Case Revenue growth of 12.5% in 2005, 5.0% in 2006 and 3.0% per year thereafter 2005 growth reflects ramp up of newly opened facilities, which are not operating at targeted capacity Standalone 2004 EBITDA margin estimated at 6.3%, excluding synergies and add-back of start-up development losses Pro forma 2004 EBITDA margin estimated at 13.3%, after giving effect to: $4.6 million in pre-tax synergies associated with savings in corporate expenses Additional efficiencies forecasted through 2009 $5.8 million adjustment related to add-back of development losses associated with new facilities established in 2003 and 2004 2005 EBITDA margin projected at 11.9%, includes the impact of hospitals established in 2004, which continue to experience development losses in 2005 or are starting to become profitable ~ 90 basis point improvement in 2006 with continued improvement thereafter (2009 EBITDA margin of 14.8%) Capital expenditures increase through 2007 to reflect relocation of SWAN facilities in response to CMS regulations Working capital assumptions consistent with EAGLE Source: EAGLE management, other than 2004 estimates for SWAN, which were prepared by SWAN management.

SWAN Financial Summary SWAN Historical and Projected Financial Performance - EAGLE Management Case Source: EAGLE management, other than 2004 estimates for SWAN, which were prepared by SWAN management. Note: Figures are year ending December 31. (a) Represents add-back of synergies related to elimination of duplicative corporate expenses, including certain executive management functions. (b) Represents add-back of start-up losses associated with new facilities established in 2003 and 2004.

Overview of EAGLE Pro Forma

Overview of EAGLE Pro Forma SWAN Acquisition Assumptions Purchase price of $100 million Financed with $100 million of Bank Debt at a 6.85% interest rate Financing fees of 2% of $100 million 9-month escrow: General - $5 million Working Capital - $1 million Transaction close of January 1, 2005 (for modeling purposes) 20% of excess purchase price allocated to identifiable intangibles (e.g. non-compete agreements) over 5 year period $1 million of SWAN net operating losses utilized per year in accordance with NOL restrictions(a) (a) Subject to review by EAGLE's accountants. Based on deferred tax asset created by SWAN's estimated $20.9 of net operating losses.

Overview of EAGLE Pro Forma EAGLE Pro Forma Projected Financial Performance - Management Case Source: EAGLE management, other than 2004 estimates for SWAN, which were prepared by SWAN management.

Valuation Summary

EAGLE Management Case Summary Reference Range - Pro Forma for Acquisition of SWAN Valuation Summary Comparable Public Companies 6.0x - 7.0x CY2005P PF EBITDAR ($447.4MM) 6.0x - 7.5x CY2005P PF EBITDA ($330.2MM) 11.0x - 16.5x CY2005P PF P/E ($1.31) Selected Precedent Transactions 6.5x - 8.0x CY2004E PF EBITDA ($291.0MM) Price(a) ($14.22) Historical Share Performance Based on 52-week high and low EAGLE price EAGLE Stock Price Note: Estimates per EAGLE management, other than 2004 estimates for SWAN, which were prepared by SWAN management. (a) Represents last trading day prior to announcement of transaction with WIND. Offer Price ($18.00) Discounted Cash Flow 11.0% - 13.0% Discount Rate 6.0x - 8.0x Terminal EBITDA Multiple Leveraged Buyout Analysis 6.0x - 8.0x Exit Multiple in 2009 Target 20% - 25% Returns Maximum Leverage of 5.5x Total Debt / EBITDA

Note: Analysis as of November 16, 2004. (a) Per Wall Street equity research. 2005P EPS per First Call. Analysis of Selected Publicly Traded Companies Valuation Summary ADJUSTED ENTERPRISE VALUE / 2005 EBITDAR (a) 2005P P/E (b) ENTERPRISE VALUE / 2005 EBITDA (a)

Analysis of Selected Precedent Transactions Valuation Summary ($ in millions) Enterprise Value / LTM EBITDA Transaction Details Source: Company filings and press releases Note: Transaction value excludes fees. (a) Includes $65.1 million of certain existing contingent obligations to be assumed. Transaction Median = 7.6x

Leveraged Buyout Analysis - Transaction Overview at $18.00 per Share - Pro Forma for Acquisition of SWAN Valuation Summary Source: Public filings and EAGLE management, other than 2004 estimates for SWAN, which were prepared by SWAN management. (a) Includes estimated advisory and financing fees and prepayment penalties associated with tender of existing high yield notes. (b) Assumes refinancing of EAGLE debt.

Appendix

Discounted Cash Flow Analysis - EAGLE Pro forma Source: EAGLE management, other than 2004 estimates for SWAN, which were prepared by SWAN management. (a) Represents premium to stock price as of October 15, 2004, the last trading day prior to announcement of the transaction with WIND. Appendix Leveraged Buyout Returns Sensitivity Analysis - EAGLE Pro forma (a)

Project EAGLE -- DRAFT
Illustrative Process Timeline

Date	Event: Conduct Market Check (15 Business Days)	Event: Merger Approval Process	Event: Tender Offer for Existing High Yield Notes	Event: Issue New Senior Credit Facilities	Event: Issue New Senior Subordinated Notes
Week of 10/11/04	• Continue discussions regarding final offer price per share and Agreement and Plan of Merger				
10/12/04 – 10/18/04	• Refine list of potential strategic and financial buyers • Prepare Executive Summary to be distributed to potential buyers • Prepare Confidentiality Agreement • Prepare Public Information Package • Finalize Management Case Financial Projections to be circulated to potential buyers • Prepare Management Presentation	• Begin drafting of proxy materials			
10/14/04				• Execute Commitment Letters (backstop / bridge financing to be included)	
10/17/04	• EAGLE management calls a special meeting of the Board of Directors of EAGLE • EAGLE Board of Directors approves transaction with WIND • EAGLE and WIND execute Agreement and Plan of Merger				
Week of 10/18/04	• EAGLE issues press release announcing transaction, including discussion of break-up fee and market check provisions, with WIND (10/18/04) • Contact all potential buyers on buyers list (log all calls on 10/18/04)	• EAGLE issues press release announcing transaction, including discussion of break-up fee and market check provisions, with WIND (10/18/04) • EAGLE files Form 8-K with Agreement and Plan of merger attached	• EAGLE issues press release announcing transaction, including discussion of break-up fee and market check provisions, with WIND (10/18/04) • EAGLE files Form 8-K with Agreement and Plan of merger attached	• EAGLE issues press release announcing transaction, including discussion of break-up fee and market check provisions, with WIND (10/18/04) • EAGLE files Form 8-K with Agreement and Plan of merger attached	
Week of 10/25/04	• Distribute Confidentiality Agreement and Executive Summary to interested parties			• EAGLE 3-Q earnings release (10/27/04)	
Week of 11/1/04	• Upon execution of CA, distribute Public Information Package and Base Case Financial Projections • For interested parties that execute CA(s) prior to end of market check period, begin Management Presentation(s) and Buyer due diligence				
Week of 11/8/04	• After the end of the market check period, continue management presentations and due diligence with those persons, who, prior to the end of the market check period, had submitted a written indication of interest that could result in a superior proposal	• Complete proxy materials • File preliminary 13e-3 filing with SEC • Engage proxy solicitors			
Week of 11/15/04				• Commence Drafting Confidential Information Memorandum • Organizational Meeting • Commence Drafting Credit Agreement	• Commence Drafting Offering Memorandum • Organizational Meeting • Drafting Session on Box Pages of OM
Week of 11/22/04	• Other than as set forth above, no solicitation during post market-check period; however until date of Company Stockholder Approval, Company may provide information to (and participate in discussions and negotiations with) persons that make unsolicited superior proposals, if the Special Committee determines taking such action is necessary to comply with its fiduciary duties		• Hire Tender Offer Administrators (Information Agent and Depository) • Begin drafting Tender Offer documents and Dealer Manager Agreement • Begin formal bondholder identification process ♦ Request DTC participant list ♦ Request Registered Holders list • Draft launch press release	• Commence Drafting Lenders' Presentation • Initial Investor Contact / Set up Lender Meeting • Continue Drafting CIM • Receive final numbers	• Distribute Description of Notes to EAGLE/WIND • Receive final [9/30/04] numbers • Drafting Session • High Yield Research Analyst Due Diligence • Deliver Draft of Comfort Letter • Negotiate DON
Week of 11/29/04			• Continue Drafting Tender Offer Documents and Dealer Manager Agreement • Continue Formal Bondholder Identification Process • Begin Drafting Launch Press Release	• Finalize CIM and LP and post to IntraLinks • Lender Meeting • Distribute Credit Agreement to EAGLE/WIND • Meeting with Rating Agencies	• Commence Drafting Roadshow Presentation • Distribute Purchase Agreement • Finalize DON • Meeting with Rating Agencies

	Event				
Date	Conduct Market Check (15 Business Days)	Merger Approval Process	Tender Offer for Existing High Yield Notes	Issue New Senior Credit Facilities	Issue New Senior Subordinated Notes
Week of 12/6/04		• If SEC approval received, file definitive proxy statement with SEC and mail proxy materials / prospectus to shareholders • Record meeting dates set for shareholder meeting • If SEC comments are received, revise proxy materials and submit revised proxy materials (could add 30 day delay) • Proxy solicitation period (20 business days)	• Finalize Tender Offer documents, Dealer Manager Agreement and press release • Execute Dealer Manager Agreement • Continue formal bondholder identification process • Launch Tender Offer ♦ Notify DTC ♦ Issue press release ♦ Mail documents ♦ Salesforce teach-in	• Negotiate Credit Agreement	• Drafting • Prepare Roadshow Presentation
Week of 12/13/04			• Continue tender marketing process (open for 20 business days)	• Commitments Due from Lenders • Finalize and Distribute Credit Agreement	• Drafting • Finalize Roadshow Presentation
Week of 1/3/05		• Shareholder meeting held to approve merger transaction	• Continue tender marketing process (open for 20 business days)	• Comments on Loan Documentation due from Lenders • Price Deal	• Announce High Yield Transaction • Management Presentation to Sales forces • Finalize and Print Preliminary OM • Commence Roadshow
Week of 1/10/05		• Issue press release • Close transaction • File Certificate of Merger • File Form 8-K • Delist stock from NYSE • Post-merger filings	• Continue tender marketing process (open for 20 business days) • Expiration • Final settlement and closing	• Closing and Funding	• Bring Down Due Diligence • Pricing • Deliver Comfort Letter • Print and Distribute Final OM • Closing and Funding (T+5)